CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 25 to the Registration Statement on Form N-4 of our report dated April 22, 2010 relating to the statutory basis financial statements of the National Life Insurance Company, which appear in such Statement of Additional Information. We also hereby consent to the use of our report dated February 25, 2010 relating to the consolidated financial statements of NLV Financial Corporation and our report dated April 21, 2010 relating to the financial statements of the National Variable Annuity Account II, both of which appear in such Statement of Additional Information.  We also consent to the reference to us under the heading “Experts” in such Statement of Addition Information.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers, LLP

Hartford, Connecticut

April 29, 2010